NASDAQ LISTING QUALIFICATION NOTICED

FRANKLIN PARK, IL -- 07/03/2006 -- M-Wave, Inc., (NasdaqCM: “MWAV”), an international electronics supply chain, procurement and services firm reported today that it had received from the NASDAQ stock market a letter concerning a violation of the continuing listing requirements of the Nasdaq Capital Market.

The listing requirements require that M-Wave’s common stock must not fall below a minimum closing bid price of $1.00 per share for any period of 30 consecutive business days. On June 28, 2006, NASDAQ sent the Company notice that it failed to meet such minimum closing bid price for 30 consecutive business days. NASDAQ has provided M-Wave 180 calendar days (until December 26, 2006) for our minimum closing bid price to exceed $1.00 per share for a minimum of ten consecutive business days. If M-Wave does so, NASDAQ will then deem M-Wave to be in compliance with the Rule. If the closing bid price does not exceed $1.00 per share for a minimum of ten consecutive business days prior to December 26, 2006, depending on M-Wave’s compliance with other listing standards, NASDAQ may provide an additional 180-day period or it may de-list M-Wave’s common stock at that time.

About M-Wave Inc.

M-Wave, Inc. is a company engaged in procurement, inventory management and supply chain services between Asian and other Low Cost Country manufacturers and U.S. based contract or original equipment manufacturers. The products sourced are utilized in a wide range of telecommunications, communication, commercial and industrial products. The Company has additionally begun customer sourcing of products outside electronics including extrusions, metal fabrications, assembly services, switches, wiring harnesses, and certain other commodities. M-Wave’s website is located at www.mwav.com

Contact:

Jim Mayer, Interim CEO or Jeff Figlewicz, Corporate Controller

(630) 562-5550 Extension 4720

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts, included or incorporated by reference herein relating to management’s current expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved. Additional information with respect to the risks and uncertainties faced by M-Wave may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the company's filings with the Securities and Exchange Commission including M-Wave's Report on Form 10-KSB for the year ended December 31, 2005, its Forms 10-QSB, and other SEC filings.